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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 37 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 9, 2007, relating to the financial statements and financial highlights appearing in the December 31, 2006 Annual Report to Shareholders of Vanguard Balanced Index Fund, a series of Vanguard Valley Forge Funds (formerly known as Vanguard Balanced Index Funds), which report is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Statements" and "Service Providers--Independent Registered Public Accounting Firm" in the Statement of Additional Information.






PricewaterhouseCoopers LLP
Philadelphia, PA
February 25, 2008